Exhibit 14.1

ACCURIDE CORPORATION

CODE OF CONDUCT

PREFACE

ACCURIDE CORPORATION and its subsidiaries (“Accuride” or the “Company”) are committed to conducting its business in conformance with the highest ethical standards and in compliance with all relevant legal and regulatory requirements.  Every Accuride employee has an obligation to ensure that his or her personal conduct complies with the Code of Conduct.  Each employee also has an obligation to ensure that fellow employees abide by the Code of Conduct and to report known or suspected Code of Conduct violations.

The importance of complying with the Code of Conduct and legal and regulatory requirements cannot be over-emphasized.  Compliance is a priority to Accuride.  The commitment of all employees to the standards and principals reflected in the Code of Conduct is needed to ensure that the reputation of Accuride continues to be one of its most valuable business assets.

“Our business dealings will be based on integrity and responsible action.  We expect our people, and those that they deal with, to act honestly, with respect for others, and in accordance with all laws.”  (Accuride Value Statement)

Accuride’s integrity and business reputation are two of its most important assets.  This Code of Conduct embodies this philosophy.  There are no circumstances in which straying from the Code of Conduct will benefit our Company.

ACCURIDE VISION

Our vision is to be a global leader in the design, manufacture, supply and service of wheel systems and other components to the transportation industry.

Utilizing our core competencies and competitive strengths, we will expand into new markets in which we can create increased value.

We intend to have Accuride products in every country, on every road!

ACCURIDE MISSION

Our mission is to provide exceptional value to our customers and stakeholders.

This will be accomplished through an organizational culture focused on: customer satisfaction, integrity, continuous improvement, people, innovation, technology, speed and performance.

ACCURIDE VALUES

•      Satisfied customers are the foundation of our business. We will work closely with them to ensure their satisfaction and our mutual success. We embrace new customers.

•      Our business dealings will be based on integrity and responsible action. We expect our people and those they deal with to act honestly, with respect for others, and in accordance with all laws.

•      The expectations of our customers are constantly increasing. We therefore recognize our need and ability to continuously improve everything we do.

•      Our people are our most valuable resource, and are bonded by a common interest. Our work environment must foster their involvement, development and co-operation.

•      Opportunities to improve and develop our business are constantly being formed. We encourage creativity, flexibility and innovation in order to identify and capture them.

•      As an industry leader, we will actively seek and develop new technology. We will apply technology to create breakthrough improvements in our products and processes.

•      We recognize speed as an essential and significant factor in performance. We will simplify our business and manufacturing processes and reduce the time needed to do them.

•      Success is measured by our performance, and meeting aggressive goals is the basis on which we will operate. We strive to be the best.

QUICK REFERENCE POLICY SUMMARIES

The following descriptions provide a brief summary of each business policy in the Code of Conduct and a general overview of its contents.  These summaries are intended only to serve as a convenient reference, not to cover all the details of each policy.  For more complete information, refer to the policy statements beginning on page 5.

Policy On Antitrust Compliance

It is the policy of Accuride to comply with the antitrust laws of the United States and with the laws regulating competitive practices in all other locations where we do business.  This policy identifies and discusses how employees can avoid illegal and unethical interactions with customers, suppliers, and/or competitors in situations involving unlawful agreements, discriminatory, and predatory pricing, reciprocity, etc.

Policy On Freedom From Discrimination, Harassment, And Other Abusive Situations

It is the policy of Accuride to provide equal employment opportunity for all employees based solely on the qualifications of each individual.  This policy describes and prohibits any form of discrimination, harassment, or retaliation based on race, color, religion, age, sex, national origin, veteran status, or disability.  The policy emphasizes that all such discrimination is unacceptable in the workplace.

Policy On Environment, Health, And Safety

It is the policy of Accuride to establish and maintain a safe and healthy workplace and to protect the environment.  This policy covers the responsibility of management and employees to assure compliance with all environmental laws and to provide a hazard-free workplace by using appropriate processes, practices and methods, and by providing timely education and training.

Policy On Freedom From Conflicting Interests

It is the policy of Accuride to prevent situations in which an employee’s interests are in conflict with those of the Company.  This policy explains the responsibility of employees and their family members to avoid any action that may interfere with the employee’s primary duty to serve the Company at all times.

Policy To Conduct Business Legally And Ethically And To Maintain Accurate And Meaningful Financial Records

It is the policy of Accuride to conduct its business both ethically and legally and to present its financial information in a manner that will not mislead or misinform those who receive and use it.  This policy proscribes improper use of Corporate funds to gain favorable treatment by regulatory authorities, and describes the requirements for maintaining and reporting financial information.

Policy On Political Contributions And Public Service

It is the policy of Accuride to encourage employees to be actively involved in the civic affairs of the communities in which they live.  This policy discusses restrictions on political contributions and provides guidance for individuals who speak on behalf of the Company.

Policy On Foreign Corrupt Practices Act

It is the policy of Accuride to conduct operations and activities outside the United States in complete compliance with the letter and spirit of the Foreign Corrupt Practices Act.  This policy discusses that no Company officer, employee, or agent shall offer payments to a foreign official to induce that official to affect any government act or decision in a manner that will assist the Company to obtain or retain business.

POLICY ON ANTITRUST COMPLIANCE

It is the policy of Accuride to comply with antitrust laws of the United States, and with the laws regulating competitive practices in all other locations where we do business.

Impermissible Agreements

United States antitrust laws forbid, among other things, agreements that restrain trade or unduly limit competition.  The following actions constitute clear violations:

Agreements with Competitors:

•      To agree with one or more of our competitors to fix prices, toll or service charges, whether at existing levels, higher levels, or lower levels.

•      To agree with one or more of our competitors on what to bid, i.e., any form of bid rigging.

•      To agree with one or more of our competitors to fix other terms and conditions of sale, such as credit terms, quantity discounts, freight, packaging, etc.

•      To agree with one or more of our competitors on allocation of customers or markets, whether geographically or otherwise.

•      To agree with one or more of our competitors to fix levels of production or production quotas.

Agreements with Customers:

•      To obtain the agreement of any customer (i.e., any entity who purchases from the Company) to fix resale prices, or other terms and conditions of resale.

The following actions may be considered in violation of the antitrust laws, depending on the circumstances in which they occur.  Employees should seek the advice of legal counsel before taking any of the following actions:

•      To agree with our competitors or customers not to deal with any other person, whether that person is a supplier or customer, i.e., a group boycott.

•      To obtain the agreement of any customer that it will not resell to a particular person or class or in a particular area or territory.

•      To force any customer to buy a product as a condition of buying another product (i.e., a tie-in sale); to obtain the agreement of the customer that it will buy all of its product requirements from the Company; or to refuse to sell a product to any customer unless it buys another product or all of its product requirements from the Company.

•      To purchase goods or services from a supplier on the condition that it will purchase other goods or services from Accuride, i.e., a reciprocal agreement.

Evidence of Agreements with Competitors or Customers

Employees should know that even though they clearly understand and follow these antitrust guidelines, actions taken in good faith, with no intent to violate the law, may nevertheless be construed to be violations.  Findings of illegal agreements have been based on circumstantial evidence in some situations.  Even innocent facts may suggest an illegal conspiracy to a judge or jury.

The following two rules of thumb should be followed in everyday business situations:

1.     Do not discuss prices, costs, or customers with a competitor.

2.     Do not pressure a customer on its resale prices and do not discuss another customer’s resale prices with a customer.

Employees should avoid not only any action that may violate the antitrust laws, but also any action that may give the appearance of doing so.

POLICY ON FREEDOM FROM DISCRIMINATION, HARASSMENT,

AND OTHER ABUSIVE SITUATIONS

It is the policy of Accuride to provide equal employment opportunity for all employees based solely on the basis of the qualifications of each individual.

Accuride is also committed to providing its employees with a work environment that is safe and free from discrimination.  This includes freedom from all forms of harassment based upon race, color, religion, age, sex, sexual preference, national origin, veteran status, or disability.  Discrimination against or harassment of employees is prohibited and may result in disciplinary action up to and including termination of employment.

No manager or supervisor may threaten or suggest, either explicitly or implicitly, that an employee’s submission to or rejection of sexual advances or requests for sexual favors will either enhance or adversely affect the employee’s employment, evaluation, compensation, advancement, assigned duties, or any other terms or conditions of employment.

Certain other actions occurring in the workplace also are prohibited, whether committed by managers, supervisors, or non-supervisory personnel.  These include derogatory, degrading, or demeaning words, gestures, actions, or similar types of conduct concerning an employee’s race, color, religion, age, sex, national origin, veteran status, or disability.  Other prohibited actions include unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature.

No manager or supervisor will request a loan from any subordinate or any other favor of significant value.

Employees who believe they have been subjected to discrimination or harassment should promptly report the conduct to their supervisor, on-site Ethics Officer, Human Resources Manager, or through the Ethics Helpline.  A thorough investigation will be conducted.  If the investigation confirms the allegations, prompt corrective action will be taken.  Regardless of the outcome of the investigation, the employee making the complaint will be informed of its results.  If the investigation indicates there is no merit to the complaint or no action is required, and if the employee requests in writing a review of the decision, the matter will be reviewed by the senior manager at the location.  No reprisal will be taken against an employee as a result of a complaint made responsibly and in good faith.

ENVIRONMENTAL HEALTH AND SAFETY POLICY

The protection of the environment and the health and safety of our employees, customers, suppliers, and the communities in which we work, are among Accuride’s most critical concerns.

We will provide a safe and healthful workplace, protect the environment and ensure that pertinent environmental, health and safety issues are incorporated in the planning and execution of the Company’s business.  We will conduct our business in compliance with Company and all other applicable environment, health and safety (EHS) regulations.

Compliance with this Policy is the responsibility of every Accuride employee.

POLICY ON FREEDOM FROM CONFLICTING INTERESTS

Each Accuride employee has a duty to be free at all times from any influence that might conflict or that appears to conflict with the interests of the Company, or that might deprive the Company of the undivided loyalty of the employee in business dealings.  To this end, an employee should not become involved in any situation that may create a personal interest in the situation, or place the employee under an obligation that may interfere with his or her primary duty to serve the Company at all times to the best of his or her ability.  Employees who should be especially mindful of this duty include all who may:

•      have authority to purchase or sell property, goods or services on behalf of the Company;

•      recommend or influence decisions with respect to purchases or sales; or

•      have knowledge of or access to the Company’s confidential information, processes, or activities.

It is impossible to present an exhaustive list of actions that might give rise to a conflict of interest or the appearance of a conflict of interest.  The following guidelines should help to indicate areas where conflicts of interest could most likely arise.

1.             Bribes, Kickbacks, and Other Payments

An employee will not offer or pay any bribe, kickback, or illegal gratuity or payment, directly or indirectly, to any person, organization, or governmental representative.  An employee will not accept any bribe, kickback, or other payment or illegal gratuity directly or indirectly, from any person, organization or governmental representative.  All transactions must be recorded in the Company’s books of account.

2.             Financial Interests in Suppliers, Customers, or Competitors

A conflict of interest may exist where an employee or a close relative of an employee has a financial interest in, or is engaged, directly or indirectly, in the management of an organization that deals with the Company as a supplier, contractor, purchaser, or distributor of the Company’s products, or is a competitor of the Company.  The term “financial interest” means any interest, direct or indirect, in the financial success or failure of an enterprise, regardless of the nature of that interest or the manner of its acquisition.  It includes, for example, owning stock, being a partner, being a creditor, or any other arrangement in which an employee or a close relative of an employee has an interest in or claim on the assets or income of an enterprise.

A conflict of interest is unlikely, however, if the financial interest is insubstantial and consists solely of stocks or bonds listed on a national security exchange or customarily bought and sold in an over-the-counter market.  A financial interest may be considered “substantial” if it represents more than 1 percent of the common stock of the enterprise in which the investment is made or if it is a significant part of an employee’s assets.

3.             Transactions or Competition with the Company

A conflict of interest may exist where an employee or a close relative of an employee buys, sells or leases any kind of property, facilities, or equipment from or to, or in competition with, the Company.  A conflict may also exist where any close relative of an employee renders services to the Company other than as an employee, or where an employee seeks to direct Company purchases or sales to or through a close relative.

4.             Transactions with Persons Doing or Seeking to do Business with the Company or in Competition with the Company

A conflict of interest may exist where an employee or a close relative of an employee buys, sells or leases any kind of property, facilities, or equipment from or to any organization or individual who is doing or seeking to do business with the Company or is a competitor of the Company, or where he or she accepts commissions, a share in profits, or compensation in any form from any such organization or individual.

5.             Rendering of Services to Other Organizations or Individuals

A conflict of interest may exist where an employee, without consent of the Senior Vice President of Human Resources and Senior Vice President – General Counsel, renders services to another organization or individual as an employee, agent, consultant, or director if the organization or individual is doing or seeking to do business with the Company or is a competitor of the Company, or if the outside employment interferes with the employee’s performance of duties for the Company.

6.             Gifts or Loans

An employee should not accept gifts or favors of significant value or borrow money (other than from an established banking or financial institution), directly or indirectly, from any organization or individual that is doing or is seeking to do business with the Company or is a competitor of the Company.  Any gift of significant value must be returned promptly to the donor with an appropriate explanation.  A gift to a close relative of an employee is also treated as a gift to the employee.

7.             Corporate Opportunities

An employee should not directly or indirectly take advantage of any business opportunity that may be of interest to the Company without first obtaining written authorization from the President of the Company or his or her designee after full disclosure of the material facts.  The fact that a particular business opportunity is closely related to an existing line of business of the Company, or represents a desirable avenue of expansion of the Company’s activities, is a strong indication that the Company would be interested in the opportunity.

8.             Confidential Information and Trade Secrets

Some of the Company’s most valuable assets include business concepts, trade secrets, trade names and trademarks, ideas, lists of leads or prospects, business and product plans, information about our business methods, computer programs, customer information, and a host of other information the Company maintains in confidence.  Employees must safeguard any business information that is proprietary or confidential to the Company.  Employees also are obligated to protect confidential information offered by any supplier or would-be supplier, including prices, terms and names of other sources of supply.  Except as may be specifically authorized by management pursuant to established policies and procedures, employees are restricted from disclosing to any outside party any confidential business information they have acquired during their employment with Accuride. This obligation continues even after termination of employment.  Further, upon termination of their employment, employees may not copy or retain any documents or other materials containing any such confidential information or trade secrets.

9.             Trading Securities on Inside Information

If at any time an employee possesses material inside information about the Company (or any other Company, particularly another Company with which Accuride does business), he or she must refrain from trading the Company’s securities until the information has been disseminated to the general public and absorbed by the marketplace.  This prohibition on trading securities includes indirect as well as direct transactions, puts, calls or any other interest in the securities.  Material information means information that a reasonable investor might consider important in deciding whether to buy or sell the securities involved.  Insider trading carries potential criminal and civil penalties.

It is recognized that in particular cases it may be very difficult to determine what information is considered material.  As a result, any questions regarding the possession of material information should be asked prior to any purchase or sale and should be brought to the attention of the General Counsel.  Under no circumstances may an employee give inside information to any other person, either specifically or in the form of a general “tip”.  This does not apply to an employee who provides this type of information to other employees or outside advisers of the Company during the regular course of his or her duties.

POLICY TO CONDUCT BUSINESS LEGALLY AND ETHICALLY AND TO

MAINTAIN ACCURATE AND MEANINGFUL FINANCIAL RECORDS AND REPORTS

It is the policy of Accuride to conduct its business both ethically and legally and to present its financial information, internally and externally, in a manner that will not mislead or misinform the user.  In accordance with this policy, but without limiting its generality, the following rules are to be applied:

1.             The use of Company funds or assets for any unlawful or unethical purpose is prohibited.

2.             The establishment of any undisclosed or unrecorded fund or asset is prohibited.

3.             The making of any false or misleading entry on the Company’s books or records is prohibited.

4.             The making of any payment or other disbursement to any third party for any purpose other than as stated on the voucher is prohibited.

5.             The written or oral distribution of any false or misleading financial information or report, whether internal or external, is prohibited.

6.             Accuride maintains pension and welfare programs that are subject to governmental statutes.  As a result, Accuride has an obligation to comply with these laws and all filings required by statute must be timely, accurate, and complete.

7.             In the course of its business, Accuride is required to file tax forms with the proper authorities in many jurisdictions.  Accuride policy is to ensure that each such filing is accurate, complete, and timely made.  Employees will not take any action to evade taxes payable by the Company.  In addition, employees will not aid or facilitate others, including Accuride employees, vendors, customers, or subcontractors, in misrepresenting or evading taxes of any kind.

All Corporate books, records, and accounts are to be kept in reasonable detail.  They must accurately and fairly reflect Corporate transactions and use of Corporate assets in a manner that will assist in the preparation of complete and accurate financial reports.

Each employee of the Company, including those without financial reporting or accounting responsibilities, is required to understand and comply with this policy as it relates to individual job duties.

POLICY ON POLITICAL CONTRIBUTIONS AND PUBLIC SERVICE

Accuride does not, directly or indirectly, make contributions or other payments or provide property or services to any candidate for public office or to any political party.  Any employee who makes a political contribution personally should ensure that he or she does not imply that it is a contribution from the Company.

Accuride encourages its employees to be actively involved in the civic affairs of the communities in which they live.  When speaking on public issues, however, employees should do so only as individual citizens of the community, and must be careful not to create the impression that they are acting on behalf of or representing the views of Accuride.  The only exception to this is employees who have appropriate authorization to speak on behalf of the Company.

POLICY ON COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT

Introduction

It is the policy of Accuride to conduct operations and activities outside the United States in complete compliance with the letter and spirit of the Foreign Corrupt Practices Act (FCPA).  No Company officer, employee, or agent shall offer payments to a foreign official to induce that official to affect any government act or decision in a manner that will assist the Company or any of its subsidiaries or divisions to obtain or retain business.  Furthermore, every officer, employee, and agent is obligated by Company policy and federal law to keep books, records, and accounts that accurately and fairly reflect all transactions and disposition of Company assets.

The Statutory Framework

The FCPA prohibits payments to foreign officials that are made or offered corruptly.  Corrupt payments for purposes of the act are payments intended to induce a foreign official to misuse his or her official position or to fail to perform an official function in a manner that will assist a company to obtain or retain business or otherwise benefit such company’s business.  Payments include gifts of substantial value, lavish entertainment, and loans.

Payments to attorneys, consultants, advisors, suppliers, and customers of the Company violate the FCPA if made while knowing that all or a portion of such payments will be offered, given, or promised to foreign officials for any of the prohibited purposes stated above.  A person’s state of mind is knowing when that person is aware of or has a firm belief that a prohibited transaction is substantially certain to occur.  Thus, mere negligence or foolishness is insufficient to form a basis for liability.  Liability cannot be avoided, however, by willful disregard or deliberate ignorance of the facts.  Large fees paid to a foreign consultant for efforts to persuade foreign government officials to take actions favorable to the Company’s future business operations are likely to raise questions where it is common knowledge that officials of that government typically expect payments before taking favorable action, even if the fees are mutually understood to be for the exclusive benefit of the consultant or agent.

There is an exclusion from coverage under the FCPA for so-called grease or facilitating payments, which are payments to expedite or secure the performance of routine government actions.  Such actions include obtaining permits, licenses, or other official documents; processing governmental papers, such as visas and work orders; providing police protection, mail pickup and delivery; loading and unloading cargo; and actions of a similar nature.

COMPLIANCE WITH OUR CODE OF CONDUCT

The Ethics Committee has been created by the Board of Directors to implement and supervise the compliance program at all levels of the Corporation.  Specifically, the Ethics Committee has overall responsibility for approving and modifying the Code of Conduct, establishing training programs designed to educate all employees about the Code of Conduct, providing legal guidance regarding the meaning and application of the Code of Conduct, monitoring compliance with the Code of Conduct, reporting known violations of law to appropriate governmental authorities, and providing periodic reports to the Board of Directors on the effectiveness of the Code of Conduct.

The Ethics Committee has appointed Ethics Officers at each of our operating facilities.  These Ethics Officers will serve as front-line sources for Code of Conduct information, including answering questions about the meaning and application of the Code of Conduct; receiving reports, complaints or allegations concerning possible Code of Conduct violations; and generally serving as informational resources for employees in matters dealing with business ethics and conduct.  Additionally, each Ethics Officer will be responsible for educating and training all current and new employees on the meaning and application of the Code of Conduct.  The Ethics Officers will report directly to the Ethics Committee.

Finally, to the extent an employee feels uncomfortable consulting initially with his or her supervisor, an on-site Ethics Officer, or an Ethics Committee member concerning the meaning or application of the Code of Conduct or an actual or suspected Code violation, employees are encouraged to use a newly-established ethics “Help Line” (1-800-626-7096, Ext. 4222).  This “Help Line” will connect an employee with a confidential voice mail which is regularly monitored by the Ethics Committee and on which the employee can leave an anonymous confidential message.

It is the responsibility of every employee to report any actual or suspected violation of the Code of Conduct to his or her supervisor, an on-site Ethics Officer, the Ethics Committee, or to the Company’s General Counsel.  Reports may be made by telephone, in writing, through the Help Line, or through any other method acceptable to the employee, and may be made anonymously.  All reports of possible ethics violations will be recorded on an Ethics Committee Report (“ECR”) form.

Violations of federal, state, or local law violate this Code of Conduct and can expose you and the Company to criminal and civil prosecution.  Violation of this Code may result in disciplinary action, including suspension, demotion, or termination of employment.  The Company also may pursue civil remedies and/or refer criminal misconduct to appropriate prosecutorial authorities.

GENERAL DIRECTIONS

All salaried and certain other designated employees must read, understand and implement the Accuride Corporation Code of Conduct.  In doing so, every employee has the responsibility to recognize, and to avoid or prevent situations that may cause possible violations of this Code.  If, after reviewing the information in the Code, an employee has questions about its content or about matters pertaining specifically to his or her area of responsibility, the employee should consult with his or her supervisor, the on-site Ethics Officer or a member of the Ethics Committee.

ACCURIDE CORPORATION

Ethics Committee Report (ECR)

Instructions to Employee

1.             Fill out only the Circumstances of Suspected Violation section.

2.             If you are unsure of specifics, estimate or leave the space blank.

3.             Do not identify yourself or anyone else as the person making this report.  You may list yourself and others in the appropriate section as a person who may have relevant information.

4.             Do not fill out any other section.  The remaining sections will be completed by the Company representatives who receive and act on your report.

5.             You may leave your report with any Company manager, supervisor, Ethics Officer, or mail it to:

Bruce Henderson, Senior Ethics Officer

Accuride Corporation

P. O. Box 15600

Evansville, IN  47716

6.             You may confirm that your report was received by the appropriate Company authorities by calling the Senior Ethics Officer anonymously at (812) 962-5471 and asking if the report has been logged in.

CIRCUMSTANCES OF SUSPECTED VIOLATION

Briefly describe suspected violation (what happened?)

When did it happen?                                            Where?

Person(s) suspected of involvement:

Person(s) who may have relevant information:

RECEIPT OF INFORMATION BY COMPANY

Person Receiving ECR:                                                                                    Phone:

Date & Time Received:                                                                                    Where Received:

Received:                    In Person                        By Mail                     Help Line               Other Phone                  Otherwise

               Level I Violation: No Investigation Required.  Receiving Officer:

Date Received by Ethics Committee:                                         Logged Into Case Management:

DISPOSITION

Date Investigation Completed:                                    By:

Findings:                   Sustained                     Unfounded                   Exonerated                  Inconclusive

Corrective Actions Taken:

CERTIFICATION

An Employee Certification Form is included with this summary.  Every employee is asked to review, sign, and forward the completed form to his or her Human Resources Department for placement in the employee’s personnel file.  Periodically, employees may be required to reaffirm their understanding of the Code of Conduct, in the same manner.

The contents of this document DO NOT CONSTITUTE THE TERMS OF A CONTRACT OF EMPLOYMENT.  This document should not be construed as a guarantee of continued employment.  Rather, employment with the Company is on an “at will” basis.  This means that the employment relationship may be terminated at any time by either the employee or the Company for any reason not expressly prohibited by law.

CODE OF CONDUCT

EMPLOYEE CERTIFICATION FORM

This will confirm that I have received, recently read, and understand the Accuride Corporation Code of Conduct, which includes the following:

•      Policy on Antitrust Compliance

•      Policy on Freedom from Discrimination, Harassment, and Other Abusive Situations

•      Policy on Environment, Health and Safety

•      Policy on Freedom from Conflicting Interests

•      Policy to Conduct Business Legally and Ethically and to Maintain Accurate and Meaningful Financial Records

•      Policy on Political Contributions and Public Service

•      Policy on Foreign Corrupt Practices Act

I acknowledge that I am responsible for understanding, complying with and implementing these policies as they apply to my position and area of accountability.  I accept this responsibility as a condition of my continuing employment.

To the best of my knowledge, I have been and currently am in compliance with these policies, except as noted below or as has already been properly reported to Accuride representatives.

(Use the space below and the back of this sheet to describe any existing circumstances that may conflict with the Code of Conduct.  Please include as much detail as possible.)

Name (Print)

Signature

Title

Location

Date

Please forward the completed form to your location’s Human Resources Department.